UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 9, 2010

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-4300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders (the “Annual Meeting”) of Marco Community Bancorp, Inc. (the “Company”) was held on November 9, 2010, to vote on three proposals.

Proposal I was to elect six directors each for a one year term. As to Proposal I, the six directors standing for election were elected as follows: Amil A. DiPadova received 1,936,748 shares voted in favor of his election, and 32,413 shares were withheld; Robert A. Marks received 1,936,748 shares voted in favor of his election, and 32,413 shares were withheld; Stephen A. McLaughlin received 1,712,341 shares voted in favor of his election, and 256,820 shares were withheld; E. Terry Skone received 1,936,748 shares voted in favor of his election, and 32,413 shares were withheld; Richard Storm, Jr, received 1,681,991 shares voted in favor of his election, and 287,170 shares were withheld; and Brooks C. B. Wood received 1,936,748 shares voted in favor of his election, and 32,413 shares were withheld.

Proposal II was to approve the dissolution of the Company and to ratify the Plan of Dissolution adopted by the Board of Directors and included with the Proxy Statement distributed for the Annual Meeting. As to Proposal II, 1,960,256 shares were voted in favor of dissolution of the Company and ratifying the Plan of Dissolution, 5,905 shares were voted in opposition, the holders of 3,000 shares abstained, and no shares were the subject of broker non-votes.

Proposal III was to approve a proposal to adjourn the Annual Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there were not sufficient votes at the time of the Annual Meeting to approve the election of directors or the dissolution of the Company or both. As to Proposal III, 1,732,324 shares were voted in favor, 234,962 shares were voted in opposition, the holders of 1,875 shares abstained, and no shares were the subject of broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)
Date: November 10, 2010

/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman, Chief Executive Officer & President